CERTAIN CONFIDENTIAL TREATMENT CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.





                                                                   EXHIBIT 10.14


                             OEM RESELLER AGREEMENT

                                     between

                              NORTHERN TELECOM INC.

                                       and

                                 FVC CORPORATION


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
                                TABLE OF CONTENTS

ARTICLE        TITLE                                                  PAGE
-------        -----                                                  ----
I              DEFINITIONS                                               3

II             GRANT OF RIGHTS                                           4

III            PURCHASE AND SALE OF PRODUCTS                             5

IV             ACCEPTANCE                                                6

V              WARRANTIES                                                7

VI             SUPPORT SERVICES                                          8

VII            INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY              9

VIII           ENGINEERING CHANGES                                      10

IX             REVISIONS                                                10

X              CONFIDENTIAL                                             10

XI             DEFAULT AND TERMINATION                                  11

XII            INDEPENDENT CONTRACTORS                                  13

XIII           NOTICES AND REQUESTS                                     13

XIV            GENERAL13



Schedule A     AUTHORIZED TERRITORY                                     16

Schedule B     PRODUCTS AND PRICING                                     17

Schedule C     SUPPORT SERVICES                                         19

Schedule D     TRAINING                                                 24

                             OEM RESELLER AGREEMENT

This OEM Reseller AGREEMENT is entered into as of this 1st day of May, 1997, ("EFFECTIVE DATE") by and between Northern Telecom Inc.,, a Delaware corporation having an office at 2305 Mission College Blvd. Santa Clara, California 95052-8173 ("NTI") on its behalf and on behalf of all of the Northern Telecom Companies (collectively referred to herein as "NORTEL"), and First Virtual Corporation, a California corporation having its principal place of business at 3393 Octavius Drive, Suite 102, Santa Clara, California 95054 ("FVC).

                                    RECITALS

WHEREAS, NORTEL is engaged in the design, manufacture and sale of a wide range of telecommunications equipment and has a desire to further expand in the LAN-based video applications market,

AND WHEREAS, FVC is engaged in the design, manufacture and sale of multimedia networking products, including 25 Mb/s ATM switches, 25 Mb/s ATM network interface cards, multimedia operating software known as 'MOS', and other multimedia server products,

AND WHEREAS, the parties wish to provide for the right and option of NORTEL to purchase versions of products, manufactured by FVC, for resale by NORTEL, as described in this AGREEMENT,

NOW THEREFORE, in consideration of the mutual promises, rights and obligations herein contained, the receipt and sufficiency of which is hereby acknowledged, THE PARTIES AGREE AS FOLLOWS:

                             ARTICLE I - DEFINITIONS

Terms in this AGREEMENT other than names of parties and Article headings which are in capital letters shall have the meanings set forth in this Article I for all purposes in connection with this AGREEMENT.

1.1 "AGREEMENT" as used herein shall mean this OEM Reseller AGREEMENT, as amended, modified, supplemented or otherwise altered from time to time.

1.2 "AUTHORIZED DISTRIBUTORS" as used herein shall mean any company which has been authorized by NORTEL to distribute one or more of the Northern Telecom product lines.

1.3 "AUTHORIZED TERRITORY" as used herein shall mean the countries listed in Schedule A, which is attached hereto and is by this reference made a part of the AGREEMENT.

1.4 "DOCUMENTATION" as used herein shall mean FVC's sales and marketing literature, or FVC's product specifications that may be used to either market, describe, analyze or test the PRODUCTS.

1.5 "HARDWARE" as used herein shall mean the items of hardware identified in Schedule B, which is attached hereto and is by this reference made a part of the AGREEMENT.

1.6 "MANUFACTURING LICENSEES" as used herein shall mean those third parties properly authorized and empowered by NORTEL to manufacture and market products under its or their own corporate name(s), under a private brand, or under a Northern Telecom name and, as a result, require certain rights to software which are substantially similar in scope to those granted directly to NORTEL by the AGREEMENT. The parties agree that MANUFACTURING LICENSEES shall not have any rights to copy or manufacture any of the PRODUCTS, except as noted in Section 2.3 of the AGREEMENT.

1.7 "NORTHERN TELECOM COMPANIES" means Northern Telecom Limited and those legal entities which are owned or controlled fifty (50%) percent or more by it. Each Northern Telecom company shall become bound by this Agreement when it elects to exercise any rights hereunder.

1.8 "PRODUCT(S)" as used herein shall mean either or both of the items of HARDWARE and SOFTWARE as described and referred to in the AGREEMENT.

1.9 "Revision"s used herein shall mean an upgrade of the SOFTWARE in which new functionality and/or bug fixes, inclusive of any new DOCUMENTATION, are supplied.

1.10 "SOFTWARE" as used herein shall mean the standard product offering from FVC's or FVC's suppliers' copyrighted computer programs (or any subset thereof) which may be identified in Schedule B.

1.11 "TERM" as used herein shall mean the period beginning upon the EFFECTIVE DATE and continuing until December 31, 1998, during which time PRODUCT may be purchased by NORTEL hereunder.

1.12 "WARRANTY PERIOD" as used herein shall mean; three (3) years for HARDWARE, one (1) year for SOFTWARE, ninety (90) days for media, in each case calculated from the date of delivery to NORTEL.

                          ARTICLE II - GRANT OF RIGHTS

2.1 In accordance with and subject to the terms and conditions of the AGREEMENT, FVC agrees to license and NORTEL shall have the right to receive PRODUCTS from FVC at the prices set forth in Schedule C during the TERM of the AGREEMENT.

2.2 FVC hereby grants to NORTEL the non-exclusive, non-transferable rights to market, distribute and, in the case of SOFTWARE or REVISIONS, sublicense PRODUCTS under the FVC trademark respectively applicable, if any, either directly, or through MANUFACTURING LICENSEES, or through AUTHORIZED DISTRIBUTORS, to end user customers in the AUTHORIZED TERRITORY. Distribution of REVISIONS provided under this AGREEMENT are for use solely in connection with the operation of the PRODUCTS acquired by NORTEL during the TERM.

        FVC further grants the following limited reproduction rights:

        NORTEL, MANUFACTURING LICENSEES, AUTHORIZED DISTRIBUTORS and end user customers shall use each copy of SOFTWARE only on a single CPU at a time (single CPU shall include systems with redundant processing units, but only one user) and shall limit reproduction of SOFTWARE to such limited number of copies as may be reasonably necessary for execution or archival purposes only.

        2.2.1 If NORTEL, or any MANUFACTURING LICENSEE, or AUTHORIZED DISTRIBUTOR desires to distribute copies of the SOFTWARE in countries outside of the AUTHORIZED TERRITORY, NORTEL, shall first submit the name of such country or countries to FVC for FVC's prior written approval, which approval shall not be unreasonably withheld if FVC is afforded a minimum of ten (10) days in which to make decision with respect to a particular country and such country provides adequate copyright, trade secret or similar legal and/or statutory protection to the rights of FVC, the parties shall arrange to discuss the merits of proceeding with the proposed distribution in such country and the reservation and/or objections of FVC in an effort to reach a mutually satisfactory resolution.

        2.2.2 NORTEL understands and agrees that the SOFTWARE, and any copies thereof acquired or reproduced hereunder, and any direct product thereof, are subject to the export control laws and regulations of the United States, and any amendments thereof and agrees that it shall not export the SOFTWARE to any country unless it has received all necessary export permits and licenses.

2.3 FVC hereby grants to NORTEL the non-exclusive rights to use, translate, reproduce in conjunction with translations only, and distribute, either directly, or through MANUFACTURING LICENSEES, or through AUTHORIZED DISTRIBUTORS to end user customers in the AUTHORIZED TERRITORY, the DOCUMENTATION. The right to reproduce copies of DOCUMENTATION shall include the right to have such reproduction performed by another party on NORTEL's behalf, subject to reasonable obligations relating to confidentiality and protection of FVC's proprietary rights.

2.4 All SOFTWARE shall be distributed under the then current software license agreement (or an agreement in which similar language is contained) that NTI uses in distribution of either proprietary or non-proprietary software applications.

2.5 FVC hereby grants to NORTEL the right to distribute copies of REVISIONS, either directly or indirectly through MANUFACTURING LICENSEES and AUTHORIZED DISTRIBUTORS to end user customers.

                   ARTICLE III - PURCHASE AND SALE OF PRODUCTS

3.1 NORTEL may, at its option, purchase PRODUCTS from FVC by placing written orders under this AGREEMENT. N0RTEL has no obligation to order a minimum amount of any type of PRODUCT. FVC agrees to manufacture and deliver PRODUCTS to NORTEL in response to all orders placed under this AGREEMENT, provided that such orders comply with the terms of this AGREEMENT.

3.2 Each order placed by NORTEL for PRODUCTS shall be governed by the terms of this AGREEMENT; conflicting or additional terms provided in any order by NORTEL or acknowledgment by FVC shall be of no effect unless specifically accepted in writing by an authorized representative of NORTEL and FVC. Each order shall specify:

        (a) Description of PRODUCT models and any options (including applicable item numbers and part numbers)

        (b)     Purchase price

        (c)     Specified delivery schedule

3.3 Orders placed at least ninety (90) days prior to the requested shipment date shall be shipped within five (5) days of such requested ship date. Where the requested shipment date is less than ninety (90) days from the date on which NORTEL placed the order, FVC shall within five (5) days of receipt of such order either confirm the shipment date or propose an alternate shipment date which shall be a date not more than ninety (90) days from the date on which NORTEL placed the order, and FVC shall ship the order within five (5) days of the confirmed shipment date or alternate shipment date as the case may be. In the event that FVC fails to either confirm the shipment date or propose an alternate shipment date within such five (5) day period, FVC agrees that it shall ship the order within five (5) days of the requested shipment date. All shipment dates will be postponed as necessary during the existence of a force majeure event. FVC agrees that, as a genuine estimate of liquidated damages and not as a penalty, in the event that FVC fails to ship any order within [ * ] days of the requested shipment date (or alternate shipment date as the case may be) then for each week thereafter until such order is shipped, the [ * ] purchase price payable by NORTEL in respect of such order shall be reduced by [ * ].

3.4 NORTEL may cancel or reduce the quantity of any order without liability on or before 30 days in advance of the ship date specified in NORTEL's order without cancellation charge. NORTEL may cancel, or reduce the quantity of any order 15 to 29 days in advance of the ship date specified in NORTEL's order by paying FVC [ * ]of the canceled PRODUCT(S). NORTEL may postpone the delivery of any portion of an order one time for up to 180 days without any liability by delivering written notice to FVC on or before 30 days in advance of the ship date specified in NORTEL's order.

3.5 Prices for the PRODUCTS shall be those set forth in Schedule B, less all applicable discounts. Prices exclude all freight-in and insurance as provided by this AGREEMENT. All prices are exclusive of any tax levied or based on the equipment, (collectively "Taxes"). NORTEL shall pay such Taxes (other than income and franchise taxes of FVC), or provide FVC with a certificate of exemption acceptable to the appropriate taxing authority. Payment for the PRODUCTS shall be due within 30 days of shipment, subject to acceptance of the products by NORTEL as provided for in this AGREEMENT. For payment purposes, products will be deemed accepted unless rejected within ten (10) business days. Payment for all charges shall be due within 30 days of date of invoice, unless otherwise specified in this AGREEMENT. NORTEL shall withhold any applicable withholding tax from payments made to FVC pursuant to this AGREEMENT.


        [*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

3.6 PRODUCTS shipped in response to NORTEL's orders will be shipped F.O.B. origin. Title shall pass to NORTEL upon shipment of the respective PRODUCTS.

3.7 To assist FVC in delivering PRODUCTS, NORTEL's Product Line Manager agrees to provide FVC with quarterly six (6) month rolling forecasts for its projected orders for PRODUCTS. The provision of such forecast shall in no way bind NORTEL to actually place orders for any such quantities nor otherwise expose NORTEL to any liability.

3.8 Nothing in this AGREEMENT shall be construed as requiring that NORTEL order any specific minimum amount of PRODUCT.

3.9 In the event of termination or expiration of this AGREEMENT, NORTEL, will be entitled, at its option, to place a non-cancelable order for a "life cycle purchase" of any combination of PRODUCTS at least 15 days prior to the effective date of such termination or expiration, for delivery within 180 days after the effective date of AGREEMENT termination or expiration.

3.10 FVC will make available to NORTEL spare, replacement, and maintenance parts necessary to enable NORTEL to support the PRODUCTS for a period of at least five years after the date of the last delivery of the product to NORTEL. FVC will make these parts available to NORTEL in accordance with the discounts described in Schedule B.

                             ARTICLE IV - ACCEPTANCE

4.1 The parties acknowledge the requirement that the PRODUCTS be supplied with as close to a "zero defect rate" as is practically possible. Each PRODUCT is subject to final inspection and acceptance at NORTEL's facility within 10 business days after delivery. FVC will follow good manufacturing practices (equivalent to IPC Class II for electrical assembly) utilizing materials, techniques, and procedures which conform to industry standards. FVC will make available to NORTEL, upon request, information regarding FVC's quality assurance procedures. NORTEL may conduct and observe tests and inspections at FVC's manufacturing plant following one days' advance notice to FVC.

4.2 NORTEL shall have the right to conduct inspection testing to confirm that the PRODUCT conforms to all DOCUMENTATION or other criteria, specifications and warranties described in this AGREEMENT. FVC will provide NORTEL with a complete set of top level assembly drawings of the PRODUCT, which NORTEL may use in incoming inspection. If one or more pieces of PRODUCT in a shipment fails to successfully pass the Acceptance Tests, NORTEL shall deliver a deficiency report to FVC promptly following the completion of the acceptance period. FVC shall, in response to such report, immediately accept the return of and then repair or replace the nonconforming PRODUCT within ten (10) days so that it successfully passes all Acceptance Tests, all at FVC's sole expense, or provide NORTEL with a refund of the amount paid for such nonconforming PRODUCT.

4.3 In the event that NORTEL fails to provide FVC with written notification of a non-conforming PRODUCT within ten (10) business days of receipt thereof, the PRODUCT shall be deemed accepted. Exercise by NORTEL of its right to inspect and test PRODUCTS shall not preclude or limit NORTEL's ability to assert any claim for breach of warranty.

                             ARTICLE V - WARRANTIES

5.1 FVC warrants that FVC has full right, power and authority to enter into the AGREEMENT and to grant all of the right, title and interest in the intellectual property in the PRODUCTS herein granted, and that neither the grant of such rights nor the exercise of such rights by NORTEL, AUTHORIZED DISTRIBUTORS, MANUFACTURING LICENSEES, or any end user customers shall constitute an infringement of any right of any third person, nor are there are any claims, judgments or settlements to be paid by FVC or pending claims or litigation relating to the intellectual property in the PRODUCTS.

5.2 FVC warrants that HARDWARE delivered to NORTEL under this AGREEMENT shall be materially free from defects in material and workmanship during the applicable WARRANTY PERIOD and shall conform to the designs, specifications and other criteria described in the DOCUMENTATION or in this AGREEMENT.

5.3 FVC warrants that it will test each and every PRODUCT to ensure conformance to the design, specifications and DOCUMENTATION before delivery to NORTEL.

5.4 FVC warrants that all services performed under this AGREEMENT will be performed in a professional manner and in accordance with the applicable specifications under this AGREEMENT.

5.5 FVC represents and warrants during the WARRANTY PERIOD and thereafter for so long as NORTEL is entitled to receive support services hereunder:

        (a) that the SOFTWARE shall comply with all applicable specifications;

        (b) that the SOFTWARE, as supplied by FVC, contains no viruses, time limiting codes or authorization strings except as identified in writing to NORTEL prior to the date of this AGREEMENT.

5.6 FVC represents and warrants during the WARRANTY PERIOD and thereafter for so long as NORTEL is entitled to receive support services hereunder:

        (a) that if FVC is responsible for providing the media on which the SOFTWARE is to be supplied, such media shall be free from defects in materials and workmanship.

        (c) that the DOCUMENTATION shall completely and accurately describe the operation and functionality of the SOFTWARE in a reasonably organized and coherent manner;

        (d) that any services provided by FVC under the AGREEMENT, shall be provided in a timely manner by qualified and competent personnel knowledgeable in the technology.

5.7 FVC represents and warrants that by January 1, 1998, all PRODUCTS provided pursuant to this AGREEMENT, when used in accordance with DOCUMENTATION, shall (i) process date and time related data without causing any processing interruptions, abnormal terminations, or changes in performance characteristics, and (ii) shall process and manipulate all date and time related functions correctly. Without limiting the generality of the foregoing, all PRODUCTS shall:

        (a) correctly handle date and time related data before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing ongoing operations on dates and portions of dates including, but not limited to, calculating, comparing and sequencing of dates (in both forward and backward operations spanning century boundaries);

        (b) correctly handle leap year calculations (including but not limited to identification of leap years, interval calculations, day-in-year calculations, day-of-the-week calculations, and week-of-the-year calculations);

        (c) correctly handle all two digit date and time related input in a manner that resolves ambiguity as to century in a disclosed, defined and predetermined manner; and

        (d) correctly store and provide output of all date and time data in a manner that is unambiguous as to century.

5.8 FVC shall immediately notify NORTEL of any and all date-related bugs, errors or deficiencies in the PRODUCTS. For the purpose of problem resolution, any such date related bugs, errors or deficiencies shall be deemed to be bugs, errors or deficiencies of the highest priority level, and shall be resolved according to the procedures provided for such priority level.

5.9     During the WARRANTY PERIOD;

        (a) If NORTEL discovers any defect or non-conformance in HARDWARE, NORTEL shall promptly notify FVC of such nonconforming HARDWARE and FVC shall provide NORTEL with a Return Material's Authorization number ("RMA"). FVC agrees to accept the return of HARDWARE that NORTEL determines does not meet the warranties described in this Article VI. Upon NORTEL's receipt of the RMA, NORTEL shall cause the return of the nonconforming HARDWARE to FVC. Upon its receipt and at FVC's option and cost, FVC shall promptly either repair or replace the non-conforming HARDWARE. Properly repaired or replaced HARDWARE shall promptly be delivered to NORTEL and the WARRANTY PERIOD therefor shall continue for ninety (90) days following delivery of the returned PRODUCT to NORTEL or the balance of the original WARRANTY PERIOD for that PRODUCT, whichever is longer. FVC shall bear the cost for shipment of PRODUCTS for warranty repair to NORTEL's North American facilities.

        (b) If NORTEL discovers any errors, bugs or defects in SOFTWARE, FVC shall promptly provide NORTEL with a suitable patch, fix or work-around sufficient to enable the PRODUCT to operate in accordance with this AGREEMENT. At its option, NORTEL may download REVISIONS from FVC's Internet Web site if the non-conforming SOFTWARE can be repaired by such REVISION. These remedies and in addition to any others which may be provided by this AGREEMENT or by law.

5.10 The warranty provisions contained in this Article V do not include damages due to inadequate operating environment, accident, disaster, neglect, abuse, misuse, or alterations made without approval by FVC. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

                          ARTICLE VI - SUPPORT SERVICES

6.1 Following expiration of the applicable WARRANTY PERIOD and subject to NORTEL'S purchase of the services referenced herein, FVC shall provide NORTEL with the technical assistance and maintenance support described in Schedule D. NORTEL, MANUFACTURING LICENSEES, AUTHORIZED DISTRIBUTORS or NORTEL'S contracted maintenance co-providers will perform first and second level maintenance for PRODUCTS delivered to end-users in accordance with this AGREEMENT, and FVC will provide factory level support to NORTEL to enable it to perform satisfactory maintenance of the PRODUCT for NORTEL's customers. Technical support escalations shall generally proceed as follows:

        First Event: End-user customer calls NORTEL, MANUFACTURING LICENSEE, AUTHORIZED DISTRIBUTOR or maintenance co-provider to report a problem with PRODUCT.

        Second Event: NORTEL entity attempts to solve the problem using its internal support resources.

        Third Event: NORTEL escalates the problem if unsolved after Second Event to higher level NORTEL technical support.

        Fourth Event: NORTEL escalates the problem if unsolved after Third Event to FVC technical support.

6.2 Upon request by NORTEL, FVC shall provide NORTEL with training and/or consulting services, subject to NORTEL'S purchase of such services at pricing described in Schedule D. Such training shall include detailed training on the PRODUCTS, REVISIONS, and sales and support training. Consulting services will generally assist in the enhancement of the PRODUCTS and in the development of technology intended to operate in conjunction with the PRODUCTS.

           ARTICLE VII - INTELLECTUAL PROPERTY INFRINGEMENT INDEMNITY

7.1 FVC shall defend, indemnify and hold NORTEL, MANUFACTURING LICENSEES, AUTHORIZED DISTRIBUTORS and all end user customers harmless from any and all claims, costs, expenses, damages or other liability, including reasonable attorneys' fees, which arise out of any patent, trademark, moral right or copyright infringement claims or claims based on misappropriation of trade secret rights arising out of or relating to the use, copying or distribution of the PRODUCT in the AUTHORIZED TERRITORY. NORTEL shall notify FVC promptly, in writing, in the event of any such claim, and grant to FVC the right, at FVC's expense, to control the defense thereof, including the sole right to settle any such claim or suit on such terms as FVC shall deem desirable. If the use, copying or distribution of the PRODUCT or use of the FVC tradename or trademarks under which the PRODUCT is distributed are held to constitute an infringement and enjoined in one or more countries within the AUTHORIZED TERRITORY, FVC shall, at its own expense and option, (i) procure for NORTEL, MANUFACTURING LICENSEES, AUTHORIZED DISTRIBUTORS and end user customers the right to continue using and distributing the PRODUCT, or
        (ii) modify the PRODUCT so that it becomes non infringing, while maintaining to the extent possible the same form and function, or (iii) replace the PRODUCT with a non infringing substitute, while maintaining to the extent possible the same form and function.

        7.1.1 FVC shall not have any liability to NORTEL under Section 7.1 for infringement and/or misappropriation, or claims thereof, that are based upon (i) the use of PRODUCT in combination with hardware and/or software furnished by a third party if such infringement and/or misappropriation, or claim thereof, would have been avoided by the use of such PRODUCT in combination with different hardware and/or software or to the extent such use is possible, use of such PRODUCT without any combination.

7.2 NORTEL will defend at its own expense any action brought against FVC by a third party, to the extent that it is based on any warranties made by NORTEL to a third party in excess of the warranties given by FVC under this AGREEMENT. NORTEL's obligations under the preceding are subject to the conditions that: (i) FVC promptly notifies NORTEL in writing of any such claim, and (ii) NORTEL will have sole control of such defense and all negotiations for any settlement or compromise, although FVC may participate in the same at its expense.

7.3 NORTEL reserves all proprietary rights in all original works, computer programs, discoveries, inventions, patents, know-how, techniques, designs, maskworks, engineering details and other data developed by NORTEL, including all information relating to the network management interface circuitry and technology disclosed to FVC by NORTEL, except that any DOCUMENTATION created as a result of a NORTEL translation shall be jointly owned by FVC and NORTEL.

7.4 FVC reserves all proprietary rights in all original works, computer programs, discoveries, inventions, patents, know-how, techniques, designs, maskworks, engineering details and other data developed by FVC, including all information relating to the network management interface circuitry and technology disclosed to NORTEL by FVC.

                       ARTICLE VIII - ENGINEERING CHANGES

8.1 FVC reserves the right to make engineering changes to the PRODUCTS at any time which are (i) necessary to comply with changed safety or environmental standards and other environmental regulations, (ii) necessary to make the product non-infringing with respect to any patent, copyright or other proprietary interest, or (iii) for the purpose of improving the quality, reliability or manufacturability of the PRODUCTS, provided that all such changes reflect changes being made by FVC simultaneously to the corresponding FVC standard products, and such changes do not adversely impact the operation of the PRODUCTS with NORTEL systems

8.2 In the event FVC chooses to make engineering changes to a PRODUCT as Permitted pursuant to Section 8.1, FVC will notify NORTEL's Product Line Manager by electronics mail or facsimile not less than thirty (30) days prior to implementation of any planned permanent or temporary changes to the PRODUCTS which impact form, fit or function, or safety, environmental or other governmental compliance of the PRODUCTS. The notice will include a summary of the expected impact of any such planned change on the above listed characteristics of the PRODUCTS. NORTEL shall have the right to cancel outstanding orders for any PRODUCTS that are subject to such changes without incurring any penalty.

                             ARTICLE IX - REVISIONS

9.1 FVC will notify NORTEL of REVISIONS not otherwise included as engineering changes in accordance with Article VIII.

9.2 If such REVISIONS are provided to any other customers at no additional charge, there will be no increase in the unit price for PRODUCTS under this AGREEMENT. If FVC charges its other customers for such REVISIONS, FVC shall only be required to provide such REVISIONS to NORTEL upon AGREEMENT with NORTEL regarding an increased unit price which shall not exceed the applicable price increase for FVC's standard product offering.

9.3 REVISIONS shall be provided to NORTEL at no charge so long as NORTEL is under contract for support services.

                           ARTICLE X - CONFIDENTIALITY

10.1 Any information designated as "Confidential", "Restricted" or "Proprietary" in writing by the disclosing party prior to disclosure shall be considered confidential information under the AGREEMENT. In the case of any oral disclosure of confidential information, such information shall be treated as confidential if the disclosing party (a) states that such information is confidential at the time of disclosure, and (b) summarizes such information in a writing setting forth the date, nature and extent of the oral disclosure and indicating the same to be confidential, and delivers such written summary to the other party within thirty (30) days after the date of such oral disclosure.

10.2 The parties shall use reasonable efforts and at least the same care that each uses to protect its own confidential information of like importance, to prevent unauthorized dissemination or disclosure of the other party's confidential information during and for three (3) years following the last day of the TERM.

10.3 The confidentiality obligations set forth in this Article X will not apply to any information that:

        (a) becomes known to the general public without fault or breach on the part of the receiving party;

        (b) either party customarily provides to others without restriction on disclosure;

        (c) the receiving party lawfully obtains from a third party provided that the receiving party observes the restrictions on disclosure, if any, imposed by such third party;

        (d) is furnished to a third party by the disclosing party without a similar restriction on such third party's rights;

        (e) can by written records be shown to have been known by the receiving party at the time of disclosure;

        (f) is developed independently by the receiving party without using any information as defined in Section 10.1 which is received from the disclosing party.

10.4 Me parties agree and acknowledge that any confidential and proprietary information of the other party in its possession shall, upon termination of the AGREEMENT and upon the request of the other party, be returned to the disclosing party.

10.5 Neither party shall publicly disclose any information regarding the terms and conditions contained herein without having received prior approval, in writing, from the other party, unless such disclosure is required by law or requested by potential investors (under obligation of confidentiality) in either party.

10.6 Notwithstanding the foregoing in this Article, or any implication to the contrary contained elsewhere in this AGREEMENT, nothing herein shall be construed as precluding or preventing NORTEL from using, on an incidental basis, the residuals of the Confidential Information or any other confidential information for any purpose including use in the development, manufacture, marketing and maintenance of its products and services, provided that NORTEL or its Affiliates do not encourage its employees to commit such Confidential Information to memory for later use. In no event shall "residuals" include information or expression protected by copyright, patent, or integrated circuit topography legislation. Subject to the foregoing limitations, FVC hereby releases NORTEL and its Affiliates from any claims whatsoever which it may have with respect to its use of such residuals.

                      ARTICLE XI - DEFAULT AND TERMINATION

11.1 Any of the following shall constitute sufficient cause for a party to the AGREEMENT to seek the remedies available to a non defaulting party, as provided in Section 11.2 through 11.4:

        (a) The failure of the other party to perform any material term, condition or covenant of the AGREEMENT, unless such default has been corrected within thirty (30) days of the date of receipt of written notice of such default given by the non defaulting party or where the default cannot be cured within such thirty (30) day period, the defaulting party is taking reasonable steps to cure the default, or where the default cannot be cured, the defaulting party is taking reasonable steps to prevent a reoccurrence;

        (b) The other party is or becomes insolvent, or a party to any bankruptcy or receivership proceeding or any similar action affecting the financial condition of such other party, or seeks to make a compromise, arrangement or assignment F for the benefit of its creditors, or ceases doing business in the normal course.

11.2 In the event any act of default constituting sufficient cause pursuant to either Section 11.1(a) or Section 11.1(b) shall occur, the party not in default shall have the right to and may elect any or all of the following remedies, which shall be cumulative and not exclusive:

        (a)     Declare the AGREEMENT to be immediately terminated.

        (b)     Pursue each and every remedy available at law and in equity.

11.3    In the event FVC is the defaulting party pursuant to Section 11.1 (a) or
        (b) above, NORTEL shall, in lieu of terminating the AGREEMENT without limiting any other remedies or claims it may have in law or in equity, have the option of furnishing written notice to FVC of NORTEL's intention to continue to perform the AGREEMENT under the following terms and conditions:

        (a) NORTEL's rights, with respect to any and all PRODUCTS or REVISIONS distributed directly or indirectly (through MANUFACTURING LICENSEES or AUTHORIZED DISTRIBUTORS) to end user customers pursuant to the AGREEMENT, shall remain in full force and effect.

        (b) NORTEL shall make quarterly reports and payments of license fees to FVC (or in the case of bankruptcy or insolvency on the part of FVC, as instructed by the duly appointed trustee or receiver). However, NORTEL may withhold payment of such license fees pending settlement of any outstanding claims of NORTEL made in good faith against FVC.

11.4 In the event the AGREEMENT is terminated by FVC for default by NORTEL, FVC shall permit NORTEL to retain limited rights to use the SOFTWARE thereafter for so long as necessary in order to allow NORTEL to satisfy its then existing contractual obligations for software support of SOFTWARE to MANUFACTURING LICENSEES, AUTHORIZED DISTRIBUTORS and end user customers. The limited rights to use the SOFTWARE, as provided in this Section 11.4, shall survive the termination or expiration of the AGREEMENT.

11.5 Upon termination of the AGREEMENT, NORTEL shall, within thirty (30) days following such termination, destroy its copies of the SOFTWARE and any whole or partial reproductions thereof in any form, and all materials related to the SOFTWARE which are still under the control of NORTEL, and so certify in writing to FVC, except that NORTEL may retain a sufficient number of copies of such SOFTWARE as is reasonably necessary for NORTEL to fulfill its contractual obligations, as set forth in Section 11.4.

11.6 The foregoing rights of termination are in addition to all other rights and remedies provided in this AGREEMENT or by law. Should NORTEL fail to pay any sum when due under this AGREEMENT, other than any sum which is the subject of a reasonable dispute, then if such failure continues for a period of thirty (30) days after receipt of notice from FVC of such failure, FVC shall have the right to terminate this AGREEMENT immediately by giving written notice to NORTEL of its election to do so. The foregoing rights of termination are in addition to all other rights and remedies which may be provided under this AGREEMENT or by law.

11.7    The following provisions shall survive any termination of the AGREEMENT:
        Section 3.9, Section 3.10, Article V, Article VI, Article VII, Article X, Article XI, Article XII, Article XIII, Article XIV.

                      ARTICLE XII - INDEPENDENT CONTRACTORS

12.1 FVC and NORTEL, are independent contractors in all relationships and actions under and contemplated by the AGREEMENT. The AGREEMENT is not to be construed to create, or to authorize the creation of, any employment, partnership, or agency relation or to authorize NORTEL or any MANUFACTURING LICENSEES or AUTHORIZED DISTRIBUTORS to enter into any commitment or agreement binding on FVC or to allow one party to accept service of any legal process addressed to, or intended for, the other party. NORTEL and the MANUFACTURING LICENSEES and AUTHORIZED DISTRIBUTORS shall not make any warranties, guarantees or any other commitments on behalf of FVC pursuant to the AGREEMENT.

                       ARTICLE XIII- NOTICES AND REQUESTS

13.1 All written notices required or otherwise provided under the AGREEMENT shall be sent by certified or registered mail (return receipt requested), postage prepaid, or by cable, telegram, facsimile, telex or hand delivery to the other party at the address listed below for the other party and addressed as follows:

        NORTEL:              NORTHERN TELECOM INC.
                             2305 Mission College Boulevard
                             Santa Clara, California 95052-8173

                             Attention: Sr. Manager, Enterprise Licensing
                                        Dept. 0521

        FVC:                 FIRST VIRTUAL CORPORATION
                             3393 Octavius Drive, Suite 102
                             Santa Clara, California 95054

                             Attention: Chief Financial Officer


        or to such other address as the party to receive the notice so designates by written notice to the other party.

13.2 Notices given pursuant to Section 13.1 shall be deemed to have been received five (5) days after mailing if given by mail, and one (1) business day after sending if given by cable, telegram, facsimile, telex and upon delivery if given by hand.

                              ARTICLE XIV - GENERAL

14.1 The failure of a party to enforce any provision of the AGREEMENT shall not constitute a waiver of such provision or the right of such party to enforce such and every other provision.

14.2 The AGREEMENT may be executed in one or more counterparts, each of which shall constitute one and the same instrument.

14.3 The AGREEMENT shall inure to the benefit of and be binding upon the respective successors and assigns, if any, of the parties hereto.

14.4 Neither party shall, in any advertising, sales promotion materials, press releases or any other publicity matters use the name of the other party, any subsidiary or affiliate of the other party or any variation of the foregoing or language from which the connection of said names may be implied without such other party's prior written approval.

14.5 Neither party shall assign the AGREEMENT or any rights or obligations hereunder without the prior written consent of the other party, provided that the assigning party remains liable for its obligations hereunder, except in the case whereby FVC has been acquired by another party. Each of the parties shall be entitled to use service contractors in the performance of its obligations and exercise its rights hereunder.

14.6 No provision of the AGREEMENT shall be deemed waived, amended or modified by either party, unless such waiver, amendment or modification be in writing and signed by the party against whom enforcement of the waiver, amendment or modification is sought. Any such amendment or modification shall be binding with or without tender of any consideration.

14.7 The headings used herein are for convenience only and shall not be deemed to be part of the AGREEMENT or used to construe or interpret any of the provisions hereof.

14.8 The AGREEMENT constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous oral and written communications, understandings or agreements relating to the PRODUCTS. In the event any term of the AGREEMENT is or becomes or is declared to be invalid or void by any court or tribunal of competent jurisdiction, such term or terms shall be null and void and shall be deemed deleted from the AGREEMENT, and all the remaining terms of the AGREEMENT shall remain in full force and effect.

14.9 The AGREEMENT shall be construed and enforced in accordance with the laws of the State of New York.

14.10 Except as expressly provided in this AGREEMENT neither party shall be liable for its failure or delay in performance of its obligations under this AGREEMENT due to strikes, wars, revolutions, fires, floods, explosions, earthquakes, government regulations, or other causes beyond its control.

14.11 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES OR LOST PROFITS OR COSTS OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY ARISING OUT OF THIS AGREEMENT OR ANY PROVISION HEREOF, HOWEVER CAUSED AND ON ANY

        THEORY OF LIABILITY. THIS LIMITATION SHALL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

14.12 The parties acknowledge the importance of maintaining as confidential the existence and terms of this AGREEMENT, and the business relationship it reflects. Neither party shall disclose the existence or terms of this AGREEMENT to any third party without the written consent of the other party. All publicly distributed materials prepared by either party that mention the other party, the products of the other party, or this AGREEMENT, shall be approved by both parties in writing before publication.

14.13 Each party to the AGREEMENT hereby represents to the other that it has full power and authority to enter into and perform the AGREEMENT and that the person signing the AGREEMENT on its behalf has been properly authorized and empowered to do so. Each party further acknowledges that it has read the AGREEMENT that it understands the terms and conditions hereof, and that it agrees to be bound by the AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed by their duly authorized representatives.

NORTHERN TELECOM INC.

FIRST VIRTUAL CORPORATION



By: /s/ E.J. Pillman                        By: /s/ J.O. Mitchell

Name: E.J. Pillman                          Name: J.O. Mitchell
      (type/print)                               (type/print)

Title: VP MCS                               Title: COO/CFO
(type/print)                                (type/print)

Date Signed: 5/29/7                         Date Signed: 5/23/97

APPROVED
NORTEL TECHNOLOGY LAW & LICENSING GROUP

/s/ Paul Knudsen
PAUL T. KNUDSEN
Counsel, Technology Law

                        SCHEDULE A - AUTHORIZED TERRITORY

    Algeria                  Georgia                  Netherlands               Tadjikistan
    Anguilla                 Germany                  Netherlands               Taiwan
    Antigua                  Greece                     Antilles                Thailand
    Argentina                Grenada                  New Zealand               Tobago
    Armenia                  Guadeloupe               Nicaragua                 Trinidad
    Australia                Guam                     North Yemen               Turkmenistan
    Austria                  Guatemala                Norway                    Turks & Caicos Islands
    Azerbaijan               Guyana                                             Turkey
                                                      Oman
    Bahamas                  Honduras                                           Ukraine
    Bahrain                  Hong Kong                Pakistan                  United Arab Emirates
    Barbados                 Hungary                  Panama                    United Kingdom
    Barbuda                                           Papua New                 United States (U.S.)
    Belgium                  Iceland                    Guinea                  U.S. Virgin Islands
    Belize                   India                    Paraguay                  Uruguay
    Belarus                  Indonesia                Peoples' Republic         Uzbekistan
    Bolivia                  Iraq                       of China
    Brazil                   Ireland                  Peru                      Venezuela
    British Virgin Isles     Israel                   Philippines               Vietnam
    Brunei                   Italy                    Poland                    Virgin Islands
                                                      Portugal
    Canada                   Jamaica                  Puerto Rico
    Chile                    Japan
    Colombia                 Jordan                   Qatar
    Costa Rica
    Czech Republic           Kazakhstan               Russia
                             Kirghizia
    Denmark                  Kuwait                   Saudi Arabia
    Dominica                                          Singapore
    Dominican                Latvia                   Slovakia
      Republic               Liechtenstein            South Africa
                             Lithuania                South Korea
    Ecuador                  Luxembourg               Spain
    Egypt                                             St. Kitts & Nevis
    El Salvador              Malasia                  St Lucia
    Estonia                  Martinique               St. Vincent
                             Mexico                   Suriname
    Finland                  Moldava                  Sweden
    France                   Montserrat               Switzerland
    French Guiana            Morocco                  Syria

                        SCHEDULE B - PRODUCTS AND PRICING

All elements of FVC's standard product offerings are available to NORTEL as PRODUCTS.

[ * ] PRICING
-------------

For all orders placed in 1997, NORTEL will receive a straight [ * ] discount off of FVC's domestic list price. If Nortel purchases more than [ * ] of FVC product in any one quarter, the discount will increase to [ * ] off of FVC's domestic list price for the following quarter, or if Nortel purchases more than [ * ] of FVC product in any one quarter, the discount will increase to [ * ] for the following quarter.

The discount will apply to all FVC product, with the exception of [ * ]. All [ * ] will be discounted at [ * ] off of FVC's domestic list price.

[ * ]

In either case, there is no [ * ] involved. The discount off list shall apply to all PRODUCTS purchased by NORTEL, with the exception of [ * ] which will be discounted at [ * ].

[ * ] PRICING
-------------

Distribution of PRODUCTS in regions outside of [ * ] shall be fulfilled through FVC's [ * ] distribution channel, each entity of which is individually identified as an [ * ]. In regions not supported by the [ * ] FVC shall provide NORTEL with PRODUCTS as required.



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

For orders between NORTEL and [ * ], such [ * ] will provide all sales and support functions that would normally be provided by FVC in a [ * ] sale, including but not limited to; providing localized PRODUCT that meets all local language and regulatory compliance requirements, PRODUCT demonstrations, installation support, warranty fulfillment, in-country inventory for PRODUCT spares, and second-line maintenance support. FVC agrees that each [ * ] shall agree in writing with NORTEL to be bound by the terms of this AGREEMENT and that FVC shall be liable for any damages incurred by NORTEL as a result of a breach of this AGREEMENT by any [ * ].

Nortel's international PRODUCT cost is dependent upon the availability of an [ * ] in the region to fulfill the order.

No [ * ] in region: Where there is no [ * ], NORTEL will order the product directly from FVC at the [ * ] pricing levels as stated in the previous section. NORTEL will be responsible for all shipping and duty, as well as the services that would normally be provided by an [ * ] with the exception of [ * ] which shall be covered by FVC.

[ * ] in region: Where there is an [ * ] in the region, NORTEL will order FVC products through the [ * ]. The pricing level will be the [ * ] discount price plus a [ * ] international premium based on the [ * ] to the AUTHORIZED DISTRIBUTOR. NORTEL will also be responsible for [ * ] costs to the region.



[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                          SCHEDULE C - SUPPORT SERVICES

GENERAL
The availability of support for the 25 Mb/s ATM PRODUCTS from FVC shall continue for at least the lesser of:

(i)     Five years after a product is removed from the NORTEL price list.
(ii) Five years after a base product is removed from the FVC Corporations price list.

TECHNICAL SUPPORT
NORTEL Customer Service Organization shall have direct access to technical support from FVC Corporation. NORTEL shall define up to four people who shall have this direct technical support access. The Director of NORTEL Technical Operations will modify the personnel list as is reasonably required to maintain currency.

DEFINITIONS
        "Critical Problem(s)" shall mean any detected condition in the SOFTWARE that renders the service or operation of HARDWARE, or a Specific NORTEL Product unusable or inoperative and is due to non-conformance of the SOFTWARE with the Specifications. Without limiting the generality of the foregoing, Critical Problem shall include, loss of all transaction processing capability, significant reduction in capacity or traffic handling capability, any loss of safety or emergency capability, loss of the ability to perform automatic system reconfiguration, inability to restart a processor or the system, loss of billing capability, corruption of billing or system databases that requires service affecting collective actions, loss of access to maintenance or recovery operations, or loss of the system's ability to provide any required Critical Problem or Major Problem notification.

        "Major Problem(s)" shall mean any detected condition in the SOFTWARE that renders the routine service or operation of HARDWARE, or a Specific NORTEL Product unusable or inoperative and is due to non-conformance of the SOFTWARE with the Specifications. Without limiting the generality of the foregoing, Major Problem shall include, any reduction in capacity or traffic, any loss of functional visibility or diagnostic capability, any loss of routine administrative activity, any significant degradation of the system's ability to provide maintenance or recovery operations, any significant degradation of the system's ability to provide any required Critical Problem or Major Problem notification, any significant increase in system related End User trouble reports, and any corruption of the system billing databases that does not result in service affecting corrective actions.

        "Minor Problem(s)" shall mean any detected condition in the SOFTWARE that is not a Critical or Major Problem, that affects the service or operation of a Specific NORTEL Product and is due to non-conformance of the SOFTWARE with the Specifications.

        "Permanent Solution(s)" shall mean a resolution to a problem that, (i) causes the SOFTWARE to substantially conform with the Specifications, and (ii) restores the service and operation of HARDWARE, or a Specific NORTEL Product without any loss of functionality.

        "Work Around(s)" shall mean a temporary resolution that restores the service and operation of a Specific NORTEL Product without any loss of functionality.

TECHNICAL SUPPORT SERVICES
Technical Support shall mean the services described in this Schedule.

NORTEL shall be responsible for providing the first line of support to its End Users.

PRIORITY LEVELS FOR TECHNICAL SUPPORT
Problems shall be categorized by NORTEL according to the following priority levels.

        Critical Problems

        FVC shall work continuously, and shall use all reasonable commercial efforts, until a Work Around or a Permanent Solution is successfully implemented. If a Permanent Solution is successfully implemented, but such Permanent Solution cannot be deployed in HARDWARE, or a Specific NORTEL Product operating in an End User's network without affecting service or operation, FVC shall provide NORTEL with a Work Around. FVC agrees to provide a Work Around or Permanent Solution (subject to the restrictions described in the preceding sentence) within five (5) calendar days of a Critical Problem being reported to FVC by NORTEL. If a Work Around is successfully implemented, a Critical Problem shall be reclassified to a Major Problem.

        Major Problems

        FVC shall work continuously, and shall use all reasonable commercial efforts, until a Work Around or Permanent Solution is successfully implemented. If a Permanent Solution is successfully implemented, but such Permanent Solution cannot be deployed in a Specific NORTEL Product operating in an End User's network without affecting service or operation, FVC shall provide NORTEL with a Work Around. FVC agrees to provide a Work Around or Permanent Solution (subject to the restrictions described in the preceding sentence) within fourteen (14) calendar days of a Major Problem being reported to FVC by NORTEL.

        NORTEL.

        Minor Problems

        FVC shall use all reasonable commercial efforts to provide a Work Around or Permanent Solution. If a Permanent Solution is successfully implemented, but such Permanent Solution cannot be deployed in a Specific NORTEL Product operating in an End User's network without affecting service or operation, FVC shall provide NORTEL with a Work Around. FVC agrees to provide a Work Around or a Permanent Solution (subject to the restrictions described in the preceding sentence) within thirty (30) calendar days of a Minor Problem being reported to FVC by NORTEL.

Failure to reproduce a problem on a FVC-specified reference machine will not prejudice or impact the attention that FVC gives to a problem.

DELIVERY OF WORK AROUNDS, AND PERMANENT SOLUTIONS
        Permanent Solutions

        FVC agrees to deliver a Permanent Solution to NORTEL in FVC's next regularly scheduled REVISION. A Permanent Solution shall include a patch, if such patch can be deployed in a Specific NORTEL Product operating in an End User's network without affecting service or operation. Such a patch shall be provided within the times described in
        Article 3. If such a patch cannot be provided, FVC shall provide a Work Around within the times described in Article 3.

        Work Arounds

        A Work Around may consist of a patch or instructions on how to avoid the problem. A Work Around shall be capable of being deployed, without interruption of service or operation, in a Specific NORTEL Product operating in an End User's network.

SERVICE-LEVEL OBJECTIVE
The Parties acknowledge the potentially idiosyncratic nature of any problem in the SOFTWARE. While the response times set forth in Article 3 of this Schedule constitute targeted goals of the Technical Support to be provided by FVC to NORTEL, it is understood that FVC shall use all reasonable commercial efforts to attempt to resolve any problems within the target times specified in Article 3 (for the relevant priority level) ninety-five percent (95%) of the time. Sporadic failures to meet these targeted times shall not constitute a failure to perform a material provision of this Schedule.

PROBLEM REPORTING
FVC shall provide Technical Support to ensure that (i) the SOFTWARE remain in compliance with the Specifications, (ii) the Documentation remains substantially complete and accurate.

FVC shall provide Technical Support to ensure the continued operation of the SOFTWARE in accordance with the Specifications and of Critical Problems, Major Problems 2nd Minor Problems.

For each request by NORTEL for Technical Support from FVC, NORTEL shall provide FVC with a description ("Problem Report") of the problem encountered and, where possible, will include a description of how to repeat the condition which brought about the problem. NORTEL will provide such diagnostic information as is available. A Problem Report shall include a priority level which shall be determined by NORTEL.

FVC shall identify each outstanding issue relating to a Problem Report with a unique "Case Number" for tracking purposes. Case Numbers shall be communicated to the NORTEL Project Manager for that Specific NORTEL Product within twenty-four (24) hours of the receipt of the Problem Report.

COMMUNICATIONS
FVC shall provide unlimited telephone support to NORTEL on issues relating to the SOFTWARE, between the hours of 8:30 a.m. and 5:30 p.m. Pacific Standard Time, five (5) days a week. FVC's telephone support service shall be properly staffed by qualified technical representatives with a detailed working knowledge of PRODUCT. The Parties may augment these communications with the use of facsimile transmission. In addition, FVC shall provide after hours and weekend access to FVC technical experts via pagers for support emergencies that must be addressed outside of the standard telephone support hours.

FVC shall provide on-line "Bulletin Board" support to NORTEL on issues relating to the SOFTWARE. FVC's on-line Bulletin Board shall be staffed as provided in
Article 7.1 of this Schedule and shall consist of a private forum in the commercial CompuServe offering (or any other similar and comparable service) which shall be accessible 24 hours per day, 7 days per week, 365 days per year. FVC shall make all reasonable efforts to have each problem logged into the Bulletin Board, subject to the provisions of Article 7.1 in this Schedule, responded to within eight (8) working hours by a qualified technical representative possessing the ability to discuss the details of such problem.

FVC shall be responsible for establishing and operating the Bulletin Board except that NORTEL shall be responsible for the local service and access charges associated with Bulletin Board use.

The Parties shall use reasonable efforts to establish security measures for the electronic exchange of Problem Reports and other information.

INFORMATION
FVC shall provide to NORTEL, on a monthly basis, a report listing the following information:

        (a) all known bugs, errors or deficiencies in the SOFTWARE, and the classification of each;

        (b)     any resolutions or fixes;

        (c)     any available work arounds.

Upon request by NORTEL, FVC shall provide a "Status Report" on any problem logged for NORTEL provided that NORTEL identifies the particular problem by the Case Number assigned to it by FVC. For problems which have been resolved, the Status Report shall include the Case Number, the closing resolution for the problem, the expected date that a Permanent Solution will be released, and a description of any known Work Around. For problems that have not yet been resolved, the Status Report shall include the Case Number, a problem resolution plan, and a description of any known Work Around. Each problem logged for NORTEL shall remain open until closure notification is received from FVC and accepted by NORTEL.

If, in any REVISION, FVC introduces new software interfaces, or, modifies or removes existing software interfaces, relative to the immediately preceding REVISION, FVC shall notify NORTEL at least ninety (90) days prior to the initial release of the REVISION which incorporates such changes (the "Anticipated Changes"). Such notification shall include a description of the Anticipated Changes. FVC shall make reasonable efforts to provide documented porting tools which will facilitate the conversion of existing SOFTWARE to the new or modified software interfaces.

VALIDATION AND PERFORMANCE SUITES
FVC shall provide, with every REVISION, validation suites of test cases which can be used for the purpose of integration and regression testing. These validation suites shall be the same as, or a superset of, those test cases which are used by FVC for its own software integration and regression testing. FVC shall maintain the validation suites as a part of the SOFTWARE.

FVC shall provide, with every REVISION, performance metrics and the associated suites of test cases. These performance metrics and test suites shall be the same as, or a superset of, those which are used by FVC for its own software performance testing. FVC shall maintain the performance metrics and test suites as a part of the SOFTWARE.

REVISIONS
FVC shall provide NORTEL with all REVISIONs for the SOFTWARE. FVC shall ship such REVISIONS, automatically on the initial release date, to each NORTEL Project Manager.

FVC shall provide, with every REVISION, a written description of the changes included in that REVISION. This description shall also include a discussion of the purpose or reason for releasing the REVISION.
Every REVISION shall be accompanied by written installation instructions.

FVC shall provide Technical Support for each REVISION for a minimum of three (3) years after its initial release date.

ONSITE TECHNICAL SERVICE
In the event that NORTEL requests the on-site presence of a qualified FVC technical support representative at a NORTEL or End User site to diagnose and resolve a problem, FVC shall make reasonable efforts to have a qualified technical representative available at such NORTEL or End User site within the shortest time reasonably possible provided that NORTEL shall reimburse FVC for reasonable travel and living expenses in accordance with NORTEL travel plan guidelines. In the event that the problem is found to be no fault of FVC, NORTEL shall further pay FVC at the rate established (by the Agreement to which this Schedule is attached) for contractual/architectural support.

TEST EQUIPMENT REQUIREMENTS/AVAILABILITY
FVC shall make available to NORTEL for a reasonable and agreed price any test equipment to include diagnostics, test fixtures, test devices so as to ensure that NORTEL may adequately provide services to its end user customers. NORTEL shall have the right v) purchase or reproduce and distribute diagnostic tools for internal and Third Party Service use only.

TOOLS REQUIREMENTS/AVAILABILITY
FVC shall make available to NORTEL for a reasonable and agreed price any special tools necessary to install and maintain FVC equipment should NORTEL agree to install and maintain FVC equipment. Tools may include but are not limited to special physical tools, software debug utilities, special diagnostics, etc. NORTEL shall have the right to purchase or reproduce and distribute diagnostic tools for internal and Third Party Service use only.


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DOCUMENTATION
DOCUMENTATION may be but is not limited to: User documentation, Application documentation, performance tests, test procedures, white papers, notes, technical bulletins, functional specifications, design specifications, schematics, parts lists, field service documentation etc.


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                              SCHEDULE D - TRAINING

TRAINING DOCUMENTATION

FVC will provide three sets of its standard training material including where appropriate, handouts, overheads, outlines, syllabus, labs, manuals etc. Additional material should be available for an agreed price. If the training course is updated three copies of updated training materials will be provided to NORTEL 60 days prior to product release.

COURSE AVAILABILITY

FVC will provide training courses for the Technical Response Centers and internal training developers within 30 days prior to product availability at NORTEL's facility of choice. FVC will make training courses available for U.S. Field Operations & Third Party Service Providers prior to product availability at NORTEL's facility of choice. Details regarding type of class, content, audience, location and size will be negotiated Training for future options, functional enhancements and upgrades must be offered by FVC and participation is solely at NORTEL option.

PRICING

Pricing for the courses provided by FVC at NORTEL will be as follows:

[ * ] per instructor (including travel time) plus [ * ] in accordance with NORTEL standard allowance for such costs.

NORTEL to provide [ * ].

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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